Exhibit 10.1

Retirement Agreement and Release for Gregory D. Wasson

This Retirement Agreement and Release (“Agreement”) is entered into between Gregory D. Wasson (“I” or “Employee”), Walgreens Boots Alliance, Inc. (“WBA”) and Walgreen Co. (“Walgreens”) (WBA, Walgreens and their respective parents, subsidiaries, affiliated companies, predecessors, successors and assigns, collectively, the “Company”), describing the application of certain compensation, benefits, and other terms and conditions in connection with Employee’s retirement from the Company. The parties agree as follows:

1. Retirement Date. The parties agree that Employee shall retire from employment with the Company effective as of January 9, 2015 (the “Retirement Date”).

2. Parties. In consideration of and subject to the performance by the Company of its obligations under paragraph 3(b) of this Agreement, Employee hereby releases and forever discharges as of the date hereof the Company and all present, former and future shareholders, directors, officers, agents, representatives, employees, successors and assigns of the Company (collectively, the “Released Parties”) to the extent provided below in paragraph 4 (the “General Release”). The Released Parties are intended to be third-party beneficiaries of the General Release, and the General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.

3. Post-Termination Compensation and Benefits.

(a) The Company agrees that Employee’s termination of employment is a “retirement” for purposes of any plan or award agreement of the Company to which Employee is a party or in which Employee participates which includes the concept of retirement and, in accordance with the terms of such plans and award agreements, Employee will be entitled to receive the payments and benefits set forth in Exhibit A.

(b) Further, in recognition of Employee’s service and dedication to the Company, Employee will be entitled to the following additional vesting benefits: (i) Employee’s restricted stock units granted on August 15, 2011 and November 1, 2012 will vest in full as of the Retirement Date, as described in Exhibit A and (ii) Employee’s performance shares granted in November 2012 will vest based on actual performance over the applicable performance period, without pro-ration, as if Employee had continued in the employ of the Company (such vesting described in clauses (i) and (ii), the “Retirement Vesting Benefit”).

(c) The Company will continue Employee’s executive personal security benefit for twelve months following the Retirement Date on the same basis as provided during his tenure as Chief Executive Officer.

4. General Release. Except as provided in paragraphs 6 and 19 below, in consideration of the Retirement Vesting Benefit, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) hereby irrevocably and unconditionally release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this Agreement becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company, including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as the “Claims”).

5. No Assignment of Claims. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 4 above.

6. Waiver of Rights. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding (including but not limited to the Equal Employment Opportunity Commission); provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the payments and benefits set forth on Exhibit A, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise including, without limitation, indemnification and insurance coverage provided pursuant to Employee’s statement of undertaking dated November 11, 2014, (iii) my rights as an equity or security holder in the Company or its affiliates, (iv) my rights under any equity awards that survive termination of employment; or (v) my rights under any retirement plan that is “qualified” under Section 401(a) of the Internal Revenue Code of 1986.

7. Class and Collective Action Waiver. In signing this Agreement, I hereby agree not to bring or participate in any class or collective action against the Company and/or the other Released Parties that asserts, in whole or in part, any claims that arose before I signed this Agreement, whether or not such claims (if brought by me individually) are released by this Agreement.

8. Release Given Full Force and Effect. In signing this Agreement, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this Agreement and that without such waiver I would not have become entitled to receive the Retirement Vesting Benefit. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this Agreement shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described herein as of the execution of this Agreement.

9. Non-Admissions. I agree that neither this Agreement, nor the furnishing of the consideration for the General Release contained in this Agreement, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

10. Confidentiality. I agree not to use or disclose any Confidential Information, as defined below, to any person or entity other than the Company, either before or after the Retirement Date, without the Company’s prior written consent. Confidential Information means information not generally known by the public about processes, systems, products or services, including proposed products or services, business information, pricing, sales, promotions, financial performance, know-how, or trade secrets of the Company.

11. Regulatory Disclosures. Any non-disclosure or non-disparagement provision in this Agreement does not prohibit or restrict me (or my attorney) from truthfully responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other regulatory organization or any governmental entity.

12. Knowledge of Potential Claims. I represent that I am not aware of any claim by me other than the claims that are released by this Agreement. I acknowledge that I enter into this Agreement despite understanding that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter set forth in paragraph 4 above and which, if known or suspected at the time of entering into this Agreement, may have materially affected this Agreement and my decision to enter into it.

13. Non-Disparagement. I agree that I will not make derogatory statements, either written or oral, or otherwise disparage any Released Party or the Company’s products or services, except as may be required by law. Nor shall I direct, arrange or encourage others to make any such derogatory or disparaging statements on my behalf. The Company agrees that it shall direct its executive management team, human resources department and investor relations department not to make derogatory statements, either written or oral, or otherwise disparage me, except as may be required by law. The Company further agrees that none of the members of the

Board of Directors of WBA (the “Board”) will, in his or her capacity as a member of the Board, make derogatory statements, either written or oral, or otherwise disparage me, except as may be required by law; provided that, for clarification, no individual member of the Board may be held personally liable for a breach of this sentence, and any action by me in respect of a purported breach of this sentence may be directed only to the Company, and not to any individual member of the Board.

14. Non-Solicitation. I agree that for two years after my Retirement Date:

(a) I will not directly or indirectly, induce, attempt to induce, or otherwise encourage, any customer, potential customer, vendor, supplier, partner, PBM or referral source of the Company with which I had direct contact or which I learned confidential information regarding products or services at any time during the last two years of my employment with the Company from ceasing or reducing the amount of business it conducts with the Company; and

(b) I will not, nor will I assist any third party to, directly or indirectly (i) raid, hire, solicit, or attempt to persuade any employee of the Company or any person who was an employee of the Company during the 6 months preceding the termination of my employment with the Company, who possesses or had access to confidential information of the Company, to leave the employ of the Company; (ii) interfere with the performance by any such persons of their duties for the Company; or (iii) communicate with any such persons for the purposes described in items (i) and (ii) in this paragraph.

15. Return of Property. I agree that, no later than the Retirement Date, I will have returned all Company property, and no Company property will be retained by me, regardless of the form in which it was acquired or held by me.

16. Cooperation. Subject to paragraphs 6 and 11 above, I agree to cooperate with the Company and its agents and representatives during and in connection with all litigation, potential litigation, internal or external investigations, and business matters in which the Company is involved or may become involved, subject to reimbursement of reasonable expenses incurred at the reasonable request of the Company.

17. Recoupment. All incentive compensation paid to Employee pursuant to this Agreement or otherwise in connection with Employee’s employment with the Company shall be subject to forfeiture recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company has in place as of the date of the this Agreement, or which the Company may adopt from time to time thereafter to the extent the Board determines in good faith that the adoption and maintenance of such policy is necessary to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or is otherwise required by the laws of the United States.

18. Consequences of Breach. I agree that the Retirement Vesting Benefit is conditioned on my compliance with all of my commitments set forth in this Agreement. In addition, I acknowledge that the covenants set forth in paragraphs 10, 13 and 14 of this Agreement and the Non-Competition Agreements, as defined in paragraph 21 below, are necessary to enable the Company to maintain its competitive position and any actual or threatened breach of these covenants will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. In the event of any actual or threatened breach of these covenants, the Company shall be entitled to injunctive relief, including the right to a temporary restraining order, and other relief, including damages, as may be proper. The foregoing stipulated damages and remedies of the Company are in addition to, and not to the exclusion of, any other damages the Company may be able to prove.

19. No Future Waiver. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of this Agreement that occurs after the date hereof. I further agree that this Agreement does not waive or release any rights or claims that I may have, including under the Age Discrimination in Employment Act, which arise after the date I execute this Agreement.

20. Governing Law and Severability. Federal or state law within the State of Illinois shall govern the validity, enforcement and interpretation of this Agreement notwithstanding any state’s choice of law provisions to the contrary. In the event any portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

21. Complete Agreement. This Agreement constitutes the parties’ entire agreement and cancels, supersedes, and replaces any and all prior proposals, understandings, and agreements (written, oral or implied) regarding all matters addressed herein, except Employee shall continue to be bound by all obligations set forth in any prior agreements, undertakings, waivers and assignments involving confidential information, inventions, non-competition, non-solicitation, non-inducement, patents, copyrights, trademarks and other intellectual property, and compliance with laws and policies, specifically including but not limited to the Non-Competition, Non-Solicitation and Confidentiality Agreement(s) executed by Employee in connection with one or more Walgreens Restricted Stock Unit grants, as modified immediately below, (the “Non-Competition Agreements”); provided, with respect to the Non-Competition Agreements previously executed by Employee, (i) the non-competition covenant under the restricted stock unit award dated August 15, 2011 shall be deemed to read as provided in Employee’s restricted stock unit award dated November 1, 2012 and (ii) the Company and Employee acknowledge and agree that the businesses that shall be considered “Competing Business Lines,” as defined therein, shall be limited to the entities set forth on a list provided by the Company to Employee concurrently with this Agreement. The terms of this Agreement may not be altered or modified except by written agreement of Employee and the Company. In connection with this Agreement’s acceptance and execution, neither Employee nor the Company is relying on any representation or promise that is not expressly stated in this Agreement.

22. Effective Date of this Agreement. Employee acknowledges that payment of the Retirement Vesting Benefit will be delayed until this Agreement has become effective, enforceable and irrevocable. Employee agrees and acknowledges that Employee must execute this Agreement within 21 days following the Retirement Date. This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Employee. During the seven-day period following the date on which Employee executes this Agreement, Employee may revoke his agreement to accept this Agreement by indicating his revocation in writing to the General Counsel of WBA. If Employee exercises his right to revoke this Agreement, Employee shall not be eligible to receive and shall forfeit his right to receive the Retirement Vesting Benefit, and to the extent such payments or benefits have already been made, Employee agrees that he will immediately reimburse the Company for the amounts of such promises and benefits.

23. BY SIGNING THIS AGREEMENT, I REPRESENT AND AGREE THAT:

(a) I HAVE READ IT CAREFULLY; AND I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(b) I VOLUNTARILY CONSENT TO EVERYTHING IN THIS AGREEMENT;

(c) THE COMPANY HAS ADVISED ME TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(d) I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS AGREEMENT TO CONSIDER THIS AGREEMENT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS AGREEMENT ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(e) I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS AGREEMENT TO REVOKE IT AND THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(f) I HAVE SIGNED THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(g) I AGREE THAT THE PROVISIONS OF THIS AGREEMENT MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

24. Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts which, taken together, constitute a single, enforceable instrument.

25. Full Knowledge and Authority to Sign. Employee, WBA and Walgreens attest that each of them has the authority to enter into this Agreement (including the provisions set forth on Exhibit A hereto), that no promise or inducement other than as stated herein has been offered for this Agreement, that they are legally competent to execute this Agreement, and that they accept the full responsibility therefor. WBA and Walgreens each further acknowledges that the individuals set forth below have full corporate power and authority to execute this Agreement on behalf of WBA and Walgreens, respectively, and to bind WBA and Walgreens, respectively, in all respects.

Entered and Agreed to:

Dated: January 9, 2015	/s/ Gregory D. Wasson
Gregory D. Wasson

Dated: January 9, 2015	Walgreen Co.

	By:	/s/ Alexander Gourlay
Name: Alexander Gourlay
Title: President

Dated: January 9, 2015	Walgreens Boots Alliance, Inc.

	By:	/s/ Thomas J. Sabatino, Jr.
Name: Thomas J. Sabatino, Jr.
Title: Executive Vice President, Global Chief Legal and Administrative Officer and Corporate Secretary

EXHIBIT A

Summary of Estimated Benefits for Gregory D. Wasson

This is a summary of the separation benefits that Employee is eligible to receive upon his retirement as contemplated by this Agreement. It is only for planning purposes and may change as more current records become available. Employee’s termination of employment due to retirement will occur on the Retirement Date, but certain separation benefits are calculated on the basis of the “Paid-Through Date”, which is the date on which Employee’s employment would terminate if Employee remained employed, following the Retirement Date, for the number of business days equal to the number of Employee’s accrued but unpaid vacation days. All references to Paid-Through Date in this summary refer to June 4, 2015, which is the estimated Paid-Through Date as of the date of this Agreement.

Accrued Obligations	Accrued but unpaid base salary, accrued but unpaid annual incentive and any unused paid time off and banked vacation hours will be paid in a lump sum within four (4) weeks of the Retirement Date.

Fiscal Year 2015 Bonus	Employee will receive a fiscal year 2015 annual bonus, calculated based on the actual performance of the Company, for such fiscal year (without any individual performance adjustment) and Employee’s bonus-eligible earnings during such fiscal year, to be paid at the same time that annual bonuses for such fiscal year are paid to senior executives of WBA generally, but in no event later than two and one-half months following the end of the calendar year in which such fiscal year ends.

Outstanding Equity Awards	In connection with Employee’s retirement, certain of Employee’s outstanding stock options, restricted stock units (“RSUs”) and performance share awards (“PSAs”) will become vested, and certain of such awards will be forfeited. See Schedule 1 below for a summary of the expected vesting or forfeiture, as applicable, of each outstanding award. Detailed terms and conditions for each outstanding award can be found in the applicable Grant Agreements under the “grant details” link in Employee’s Fidelity account (www.Fidelity.com).

Profit-Sharing Plan and Executive Deferred Profit-Sharing Plan

Employee’s options for Employee’s account balance under the Profit Sharing Plan (the “Plan”) are:

•   choose to have account distributed to Employee in monthly or annual installments or a single lump sum, or

•   leave Employee’s money in the Plan and defer payment (and taxes) to some later date, but Employee must begin receiving payments when Employee reaches age 70  1⁄2, or

•   defer income tax, by rolling Employee’s Plan account balance into a new employer’s plan (if allowed) or an IRA.

Employee will receive information regarding the timing and form of payment of Employee’s current balance in the Executive Deferred Profit-Sharing Plan.

Deferred Compensation/ Capital Accumulation	Payments from Walgreen Co. Executive Deferred Compensation/Capital Accumulation Plans will start based on the normal retirement distribution schedule.

Other Benefits	If Employee is currently enrolled in Walgreens 2014 medical (including prescription drug), dental and/or vision insurance, Employee’s coverage will continue through the last day of the month in which Employee’s employment ceases. Disability insurance coverage ends on Employee’s last day worked. Employee will be eligible for COBRA coverage with respect to medical (including prescription drug), dental and/or vision insurance for the statutory COBRA period.

Retiree Medical & Prescription Drug Plan	Employee will be eligible to enroll in continued medical and prescription drug coverage for retirees, in accordance with the terms of that plan as in effect from time to time.

Company Paid Life Insurance	$5,000 of Company-paid life insurance continued until 65th birthday, if Employee enrolls in the Retiree Medical & Prescription Drug Plan

Retiree Walgreens Discount	Eligible

Other Benefits	• Company-paid annual physical examination up to age 70 • Continuation of preferred flight status within the United Airlines Mileage Plus Program

SCHEDULE 1

Stock Options

Grant Date	Number of Shares Underlying Stock Options Granted & Outstanding as of Date of this Agreement	Number of Shares Underlying Vested Stock Options	Exercise Price	Exercise Period	Number of Shares Underlying Forfeited Stock Options
November 1, 2012	400,072	400,072	$35.50	January 9, 2015 through 60 months after the Paid-Through Date (but not later than the end of the original term)	0
November 1, 2013	312,738	0	$60.52	N/A	312,738
November 1, 2014	295,340	0	$64.22	N/A	295,340

RSUs

Grant Date	Number of Shares Underlying RSUs Granted & Outstanding as of Date of this Agreement	Number of Shares Underlying Vested RSUs	Payment Schedule	Number of Shares Underlying Forfeited RSUs
August 15, 2011	35,191.132	35,191.132	6 months after Retirement Date	0
November 1, 2012	77,981.148	77,981.148	6 months after Retirement Date	0
November 1, 2013	53,408.600	0	N/A	53,408.600
November 1, 2014	43,334.667	0	N/A	43,334.667

PSAs

Grant Date	Number of Shares Underlying Target PSAs Granted & Outstanding as of Date of this Agreement	Number of Shares Underlying Vested Target PSAs(1)		Payment Schedule	Number of Shares Underlying Forfeited PSAs(1)
November 1, 2012	118,613	118,613	(2)	As soon as administratively practicable following the end of the performance period.	0	(2)
November 1, 2013	89,045	51,940.92	(3)	As soon as administratively practicable following the end of the performance period.	37,104.08	(3)
November 1, 2014	70,425	0		N/A	70,425

(1)	Vested and forfeited performance shares will be determined based on actual performance through the end of the applicable performance period, which is currently unknown. Numbers shown in this table assume performance at target levels.
(2)	No shares will be forfeited as a result of Employee’s retirement. However, the actual number of vested performance shares will be determined based on actual performance, which could result in vesting of an additional number of shares, or forfeiture of all or a portion of these shares, depending on the level of achievement of the applicable performance goals.
(3)	Reflects a pro-rated number of target shares that are eligible to vest or be forfeited as a result of Employee’s retirement in accordance with the terms of the award, based on the number of full months of the performance period completed prior to the Paid-Through Date (21 months). However, the actual number of performance shares that vest will be determined based on applying actual performance to the pro-rated target number of shares, which could result in vesting of an additional number of shares, or forfeiture of all or an additional number of shares, depending on the level of achievement of the applicable performance goals.

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